Exhibit 5.1

To the board of directors of

Akazoo S.A.

19, rue de Bitbourg

L-1273 Luxembourg,

Grand Duchy of Luxembourg

RCS Luxembourg : B232611

Luxembourg, 17 September 2019

Akazoo S.A. – Form F-3 Registration Statement

Dear Madam, dear Sir,

1.	We are acting as Luxembourg counsel for the Company in connection with the Registration Statement on Form F-3 being filed with the Securities and Exchange Commission under the US Securities Act of 1933 (the “Registration Statement”) relating, in the context of the PIPE, to the resale from time to time of up to 6,514,773 ordinary shares of the Company, par value €0.01 per share (the “Outstanding Ordinary Shares”), up to 4,740,768 warrants to purchase ordinary shares of the Company at an exercise price of $9.20 per ordinary share (the “Warrants”) and up to 4,740,768 ordinary shares of the Company issuable upon exercise of the Warrants (the “Issuable Ordinary Shares” and, together with the Outstanding Ordinary Shares, the “Ordinary Shares”), all of which were originally issued to the Selling Securityholders named in the Registration Statement (the “Selling Securityholders”).

Capitalised terms used in this Opinion shall, unless defined in appendix A, have the meaning as ascribed to them in the Registration Statement.

In arriving at the opinions expressed in this Opinion, we have examined and relied exclusively on the Documents.

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A reference to a convention, law, rule or regulation in this Opinion is to be construed as a reference to such convention, law, rule or regulation as amended or re-enacted.

2.	This Opinion is limited to Luxembourg Law. We express no opinion with respect to any laws, rules or regulations other than Luxembourg Law. We express no opinion (a) on public international law or on the rules promulgated under any treaty or by any treaty organisation or on any accounting, criminal, data protection or tax laws, rules or regulations of any jurisdiction (including Luxembourg) or (b) with respect to the effect of any laws, rules or regulations other than Luxembourg Law even in cases where, under Luxembourg Law, a foreign law, rule or regulation should be applied, and we therefore assume that no provisions of any foreign laws, rules or regulations affect, qualify or have any bearing on this Opinion.

3.	We express no opinion on the rationale of the transactions contemplated by, referred to in, provided for or effected by the Documents. We have not investigated or verified the accuracy of the facts (or statements of foreign law) or the reasonableness of any statements of opinion or intention contained in any of the Documents, or verified that no material facts or provisions have been omitted from any of the Documents, except if any such matter is the subject of a specific opinion in this Opinion. We do not have detailed knowledge of the transactions contemplated by, referred to in, provided for or effected by the Documents or of any documents other than the Documents, even if referred to in the Documents.

ASSUMPTIONS

4.	For the purpose of this Opinion we have assumed:

4.1.	the genuineness of all signatures, seals and stamps on all of the Documents; the completeness and conformity to originals of the Documents submitted to us as certified, photostatic, faxed, scanned or e-mailed copies; the conformity to the signed originals of the Documents examined by us in draft or execution form only;

4.2.	that the Company does not meet the criteria for the commencement of any insolvency proceedings such as bankruptcy (faillite), insolvency, winding-up, liquidation, moratorium, controlled management (gestion contrôlée), suspension of payment (sursis de paiement), voluntary arrangement with creditors (concordat préventif de la faillite), fraudulent conveyance, general settlement with creditors, reorganisation or similar orders or proceedings affecting the rights of creditors generally;

4.3.	that (a) each of the Documents is true, complete, up-to-date and has not been rescinded, supplemented or amended in any way since its respective date; (b) no other corporate document exists which would affect, qualify or have any bearing on this Opinion; and (c) each statement contained in the Documents is true and correct;

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4.4.	that (a) each resolution of the corporate bodies of the Company has been properly adopted; (b) each meeting of the corporate bodies of the Company has been properly convened for the purpose of adopting the resolutions of the board of directors and the delegate resolutions; (c) each director of the Company has properly performed his duties; and (d) all provisions relating to the declaration of conflicting interests or the power of the interested directors of the Company to vote will be fully observed;

4.5.	that the Terms and Conditions of the Warrants are legal, valid and binding under their respective applicable laws;

4.6.	that each individual purporting to have signed the Documents has in fact signed the Documents and had legal capacity when he signed;

4.7.	that the head office (administration centrale) and the place of effective management (siège de direction effective) of the Company is located at its registered office (siège statutaire) in Luxembourg; that for the purposes of the Insolvency Regulation, the centre of main interests (centre des intérêts principaux) of the Company is located at its registered office (siège statutaire) in Luxembourg;

4.8.	that the Company has complied with all legal requirements of the Domiciliation Law or, if the Company rents office space, that the premises rented by the Company meet the factual criteria set out in the circulars issued by the CSSF in connection with the Domiciliation Law;

OPINIONS

5.	This Opinion is given on the basis that it is governed by and construed in accordance with Luxembourg Law and is subject to the jurisdiction of the courts of Luxembourg only. On the basis of the assumptions set out above and subject to the qualifications set out below and to any factual matters, documents or events not disclosed to us, we are of the opinion that:

5.1.	The Outstanding Ordinary Shares and the Warrants being proposed for resale by the Selling Securityholders have been duly authorized and validly issued in accordance with the Companies Law, the Terms and Conditions of the Warrants and the Resolutions and are fully paid up and non-assessable (based on the meaning that the holder of such securities shall not be liable, solely because of his or her or its shareholder status, for additional payments to the Company or the Company’s creditors).

5.2.	The Issuable Ordinary Shares being proposed for resale by the Selling Securityholders will be duly authorized and validly issued if issued in accordance with the Articles of Association, Companies Law and the Terms and Conditions of the Warrants and will be fully paid up and non-assessable (based on the meaning that the holder of such shares shall not be liable, solely because of his or her or its shareholder status, for additional payments to the Company or the Company’s creditors).

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QUALIFICATIONS

6.	The opinions expressed in this Opinion are subject to the following qualifications:

6.1.	Luxembourg legal concepts are expressed in English terms and not in their original French terms. The concepts in question may not be identical to the concepts described by the same English terms as they exist in the laws, rules and regulations of other jurisdictions. This Opinion may only be relied upon on the express condition that any issues of interpretation or liability arising hereunder be governed by Luxembourg Law only and be brought exclusively before a court in Luxembourg;

6.2.	the opinions set out in this Opinion are subject to all limitations by reason of national or foreign administration, bankruptcy, concordat préventif de la faillite, controlled management, fraudulent conveyance, general settlement with creditors, gestion contrôlée, faillite, insolvency, liquidation, moratorium, receivership, reorganisation, sursis de paiement, suspension of payment, voluntary arrangement with creditors, winding-up or similar orders or proceedings affecting the rights of creditors generally;

6.3.	The exact number of overall issued and/or authorised shares and/or warrants of the Company issued in the Mergers remains subject as at the date of this opinion to final adjustments currently being carried out by relevant transfer agents in relation to the Mergers, without this affecting the valid and legal issuance of Ordinary Shares that are the subject of the Registration Statement, there being still some rounding operations ongoing which result in the absolute final number of shares issued by the Company not being definitive at the date hereof;

RELIANCE

7.	This Opinion is given on its date set out on page one. We have no obligation to update this Opinion or to inform any person of any changes in law or other matters coming to our knowledge and occurring after the date of this Opinion which may affect this Opinion in any respect.

8.	This opinion is issued solely for the purposes of the filing of the Registration Statement. It may not be used, circulated, quoted, referred to or relied upon for any other purpose without our written consent in each instance. We hereby consent to filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended. This Opinion is strictly limited to the matters stated in it.

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9.	This Opinion is issued by and signed on behalf of Arendt & Medernach SA, admitted to practice in Luxembourg and registered on the list V of lawyers of the Luxembourg bar association.

Yours faithfully,

By and on behalf of Arendt & Medernach SA

Laurent Schummer

Partner

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APPENDIX A – DEFINITIONS

Akazoo means Akazoo Limited, a company incorporated and registered in Scotland with company number SC344843, whose registered office is at 101 Rose Street South Lane Edinburgh EH2 3JG

Companies Law means the law of 10 August 1915 on commercial companies.

Board Resolutions means the document listed under item 2 in appendix B.

Company means Akazoo S.A., a société anonyme having its registered office at 19, rue de Bitbourg L-1273 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register under number B 232611.

CSSF means Commission de Surveillance du Secteur Financier.

Delegate Resolutions 1 means the document listed under item 3 in appendix B.

Delegate Resolutions 2 means the document listed under item 4 in appendix B.

Documents means the documents listed in appendix B.

Domiciliation Law means the law of 31 May 1999 governing the domiciliation of companies.

Insolvency Regulation means the regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast).

Luxembourg Law means the laws of the Grand Duchy of Luxembourg as they stand as at (a) the date of this Opinion as such laws are currently interpreted in published case law (except if published within the last thirty days) of the courts of the Grand Duchy of Luxembourg or, (b) to the extent this Opinion concerns documents signed prior to that date, the date of their signature and during the period ending on the date of this Opinion.

Luxembourg Trade and Companies Register means Registre de Commerce et des Sociétés de Luxembourg.

Merger 1 means the cross border merger between MMAC as absorbed company and the Company as absorbing company pursuant to the notarial deed dated 2nd September 2019 and published on the RESA on 9 September 2019 under number RESA_2019_208.2.

Merger 2 means the domestic merger between Unlimited Music as absorbed company and the Company as absorbing company pursuant to the notarial deed dated 10 September 2019 and not yet published on the RESA.

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Mergers means collectively Merger 1 and Merger 2.

MMAC means Modern Media Acquisition Corp., a Delaware corporation;

Non-Registration Certificate means the document listed under item 5 in appendix B.

Notarial Deed means the document listed under item 1 in appendix B.

Opinion means this legal opinion including the appendices.

PIPE means a private placement offering effected on 11 September 2019 regarding the Company’s shares and following the Mergers.

RESA means Recueil électronique des sociétés et associations, the central electronic platform of the Grand Duchy of Luxembourg.

Resolutions means the Board Resolutions, the Delegate Resolutions 1 and the Delegate Resolutions 2.

Terms and Conditions of the Warrants means the document listed under item 7 in appendix B.

Unlimited Music means Unlimited Music S.A., a société anonyme, incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 19, rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies’ Register under number B 235.320

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APPENDIX B – CORPORATE DOCUMENTS

1.	A scanned copy of the minutes of the shareholder meeting of the Company held on 2 September in front of a Luxembourg notary, containing the articles of association of the Company (the “Articles of Association”).

2.	A scanned copy of the signed circular resolutions of the board of directors of the Company dated 10 September 2019.

3.	A scanned copy of the signed delegate resolutions of the delegate of the board of directors of the Company dated 11 September 2019.

4.	A scanned copy of the signed delegate resolutions of the delegate of the board of directors of the Company dated 17 September 2019.

5.	A certificate of non-registration of a judicial decision (certificat de non-inscription d’une décision judiciaire) dated 17 September 2019 and issued by the Luxembourg Trade and Companies’ Register in relation to the Company.

6.	An excerpt dated 17 September 2019 from the Luxembourg Trade and Companies’ Register relating to the Company.

7.	A scanned copy of the signed terms and conditions governing the Warrants.

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